                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                                  OLICOM A/S,

                          PW ACQUISITION CORPORATION

                                      AND

                             CROSSCOMM CORPORATION


                                MARCH 20, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I  THE MERGER........................................................  1
            1.1   The Merger.................................................  1
            1.2   Closing; Effective Time....................................  1
            1.3   Effect of the Merger.......................................  2
            1.4   Certificate of Incorporation; Bylaws.......................  2
            1.5   Directors and Officers.....................................  2
            1.6   Effect on Capital Stock....................................  2
            1.7   Dissenting Shares. ........................................  5
            1.8   Surrender of Certificates..................................  5
            1.9   No Further Ownership Rights in CrossComm Common Stock......  7
            1.10  Lost, Stolen or Destroyed Certificates.....................  7
            1.11  Taking of Necessary Action; Further Action.................  7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF CROSSCOMM......................  8
            2.1   Organization, Standing and Power...........................  8
            2.2   Capital Structure..........................................  8
            2.3   Authority.................................................  10
            2.4   Governmental Authorization................................  10
            2.5   SEC Documents.............................................  11
            2.6   Financial Statements......................................  11
            2.7   Absence of Certain Changes................................  12
            2.8   Absence of Undisclosed Liabilities........................  12
            2.9   Litigation................................................  12
            2.10  Restrictions on Business Activities.......................  12
            2.11  Title to Property.........................................  13
            2.12  Intellectual Property.....................................  13
            2.13  Environmental Matters.....................................  15
            2.14  Taxes.....................................................  15
            2.15  Employee Benefit Plans....................................  16
            2.16  Employee Matters..........................................  19
            2.17  Certain Agreements........................................  20
            2.18  Compliance With Laws......................................  20
            2.19  Customers and Suppliers...................................  20
            2.20  Brokers' and Finders' Fees................................  20
            2.21  Registration Statement; Joint Proxy Statement/Prospectus..  20
            2.22  Opinion of Financial Advisor..............................  21
            2.23  Vote Required.............................................  21
            2.24  Board Approval............................................  21
            2.25  Section 203 of Delaware Law Not Applicable................  22

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF OLICOM AND
            MERGERSUB.......................................................  22
            3.1   Organization, Standing and Power..........................  22
            3.2   Capital Structure.........................................  22
            3.3   Authority.................................................  23
            3.4   Governmental Authorization................................  24
            3.5   SEC Documents.............................................  25
            3.6   Financial Statements......................................  25
            3.7   Absence of Certain Changes................................  25
            3.8   Absence of Undisclosed Liabilities........................  26
            3.9   Litigation................................................  26
            3.10  Restrictions on Business Activities.......................  26
            3.11  Title to Property.........................................  26
            3.12  Intellectual Property.....................................  27
            3.13  Environmental Matters.....................................  27
            3.14  Taxes.....................................................  28
            3.15  Employee Benefit Plans....................................  28
            3.16  Employee Matters..........................................  30
            3.17  Certain Agreements........................................  30
            3.18  Compliance With Laws......................................  30
            3.19  Brokers' and Finders' Fees................................  30
            3.20  Registration Statement; Joint Proxy Statement/Prospectus..  31
            3.21  Opinion of Financial Advisor..............................  31
            3.22  Vote Required.............................................  31
            3.23  Board Approval............................................  31

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.............................  32
            4.1   Conduct of Business of CrossComm and Olicom...............  32
            4.2   Conduct of Business of CrossComm..........................  33
            4.3   No Solicitation...........................................  35

ARTICLE V  ADDITIONAL AGREEMENTS............................................  37
            5.1   Joint Proxy Statement/Prospectus; Registration Statement..  37
            5.2   Meetings of Stockholders..................................  38
            5.3   Access to Information; Advice of Changes..................  39
            5.4   Confidentiality...........................................  39
            5.5   Public Disclosure.........................................  40
            5.6   Consents; Cooperation.....................................  40
            5.7   Affiliate Agreements......................................  40
            5.8   Voting Agreements.........................................  41
            5.9   Legal Requirements........................................  41
            5.10  Blue Sky Laws.............................................  41
            5.11  Employee Benefit Plans....................................  41
            5.12  Letter of Olicom's and CrossComm's Accountants............  43
            5.13  Directorship..............................................  43

            5.14  Form S-8..................................................  43
            5.15  Indemnification...........................................  44
            5.16  Listing of Additional Shares, Warrants and Warrant Shares.  45
            5.17  Best Efforts and Further Assurances.......................  45

ARTICLE VI  CONDITIONS TO THE MERGER........................................  45
            6.1   Conditions to Obligations of Each Party to Effect the
                  Merger....................................................  45
            6.2   Additional Conditions to Obligations of CrossComm.........  47
            6.3   Additional Conditions to the Obligations of Olicom and
                  MergerSub.................................................  48

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..............................  49
            7.1   Termination...............................................  49
            7.2   Effect of Termination.....................................  51
            7.3   Expenses and Termination Fees.............................  51
            7.4   Amendment.................................................  53
            7.5   Extension; Waiver.........................................  53

ARTICLE VIII  DEFINITIONS...................................................  54
            8.1   Defined Terms.............................................  54

ARTICLE IX  GENERAL PROVISIONS..............................................  55
            9.1   Non-Survival at Effective Time............................  55
            9.2   Notices...................................................  55
            9.3   Interpretation............................................  56
            9.4   Counterparts..............................................  56
            9.5   Entire Agreement; Nonassignability; Parties in Interest...  56
            9.6   Severability..............................................  57
            9.7   Remedies Cumulative.......................................  57
            9.8   Governing Law.............................................  57
            9.9   Rules of Construction.....................................  57

EXHIBITS

Exhibit A   -     Certificate of Merger
Exhibit B   -     Form of Warrant Certificate
Exhibit C   -     CrossComm Affiliates Agreement
Exhibit D   -     Voting Agreement - CrossComm Affiliates
Exhibit E   -     Voting Agreement - Olicom Affiliates

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of March 20, 1997, by and among Olicom A/S, a corporation organized under the laws of the Kingdom of Denmark ("Olicom"), PW Acquisition Corporation, a corporation organized under the laws of the State of Delaware and wholly-owned subsidiary of Olicom ("MergerSub"), and CrossComm Corporation, a corporation organized under the laws of the State of Delaware ("CrossComm").

      The Boards of Directors of CrossComm, Olicom and MergerSub believe it is in the best interests of their respective companies and the stockholders of their respective companies that CrossComm and MergerSub combine into a single company through the statutory merger, pursuant to the Delaware General Corporation Law, as amended ("Delaware Law"), of MergerSub with and into CrossComm (the "Merger") and, in furtherance thereof, have approved the Merger.

      Pursuant to the Merger, among other things, each outstanding share of common stock in CrossComm, par value $0.01 per share ("CrossComm Common Stock"), shall be exchanged for the Merger Consideration (as defined in Section 1.6(b)). CrossComm, Olicom and MergerSub desire to make certain representations and warranties and other agreements in connection with the Merger.

      Concurrent with the execution and delivery of this Agreement and as an inducement to Olicom and MergerSub to enter into this Agreement, certain affiliates of CrossComm and Olicom have on the date hereof entered into an agreement to vote the shares of capital stock in CrossComm and Olicom, as the case may be, owned by such persons to approve the Merger and against any competing proposals.

      NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of Delaware Law, MergerSub shall be merged with and into CrossComm, the separate corporate existence of MergerSub shall cease and CrossComm shall continue as the surviving corporation (CrossComm, as the surviving corporation subsequent to the Merger, is hereinafter sometimes referred to as the "Surviving Corporation").

      1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place (i) no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 6.1, 6.2(b) (other than the delivery of the officers' certificates referred to therein) and 6.3(b) (other than the delivery of the officers' certificates referred to therein) (provided that the other closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing), or (ii) at such other time no later than June 30, 1997, as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 2200 Ross Avenue, Suite 900, Dallas, Texas, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of Delaware and with the Recorder of the county in which the registered office of each of CrossComm and MergerSub is located, in accordance with the relevant provisions of Delaware Law (the time of such filing being referred to herein as the "Effective Time").

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of CrossComm and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of CrossComm and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 Certificate of Incorporation; Bylaws.

             (a) At the Effective Time, the Certificate of Incorporation of MergerSub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is CrossComm Corporation."

             (b) The bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

      1.5 Directors and Officers. At the Effective Time, the directors and officers of the Surviving Corporation shall be the initial directors and officers of MergerSub, until their respective successors are duly elected or appointed and qualified.

      1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of MergerSub, CrossComm or the holders of any of the following securities:

             (a) Prior to the Effective Time, Surviving Corporation and/or the Exchange Agent (as defined in Section 1.8(a)) each shall be authorized to take all actions that either of them may deem necessary or desirable to effect the transfer of the Merger

Consideration (as defined in Section 1.6(b)) to the holders of CrossComm Common Stock and the contribution of the Surviving Corporation Stock to Olicom. Upon and after the approval of this Agreement by the CrossComm stockholders, CrossComm shall be authorized to take all such actions that it may deem necessary or desirable to effect the transfer of the Merger Consideration to the holders of CrossComm Common Stock, including the preparation, filing and delivery of the subscription list required under the Companies Act of the Kingdom of Denmark (the "Companies Act") in order to effect the delivery of the Olicom Common Stock (as defined in Section 1.6(b)) to be delivered pursuant to this Agreement. At the Effective Time, (i) each share of CrossComm Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of CrossComm Common Stock to be canceled pursuant to Section 1.6(d) and Dissenting Shares (as defined in Section 1.7(a)) shall be exchanged for the Merger Consideration, and (ii) that number of shares of Surviving Corporation Stock that is equal to the number of shares of CrossComm Common Stock (other than any shares of CrossComm Common Stock to be canceled pursuant to Section 1.6(d)) and the Dissenting Shares shall be contributed to Olicom (the "Surviving Corporation Stock").

             (b) At the Effective Time, each holder of a share of CrossComm Common Stock shall be entitled only to receive upon surrender of each such share of CrossComm Common Stock (i) 0.2667 shares of common stock in Olicom, nominal value DKK 0.25 per share ("Olicom Common Stock") (the "Exchange Ratio"), (ii) the sum of $5.00 in cash, and (iii) three-year warrants (each a "Warrant") to purchase 0.1075 shares (the "Warrant Exchange Ratio") of Olicom Common Stock at an exercise price of $19.74 per share (clauses (i), (ii) and (iii) are collectively referred to as the "Merger Consideration"). Each such Warrant shall contain the terms and provisions substantially as set forth in Exhibit B. Notwithstanding the foregoing, (x) in the event that the average of the high and low sales prices of a share of Olicom Common Stock for the ten trading days immediately preceding (but excluding) the fifth trading day before the CrossComm Stockholders' Meeting (as defined in Section 2.21), as reported on the Nasdaq National Market (the "Final Closing Price"), is less than $12.50, Olicom shall have the right to increase the Exchange Ratio to the number which, when multiplied by the Final Closing Price, equals $3.33 (and if Olicom shall not so increase the Exchange Ratio, CrossComm shall have the right to terminate this Agreement pursuant to Section 7.1(i)); and (y) in the event that the Final Closing Price is more than $20.83, Olicom shall have the right to decrease the Exchange Ratio to the number which, when multiplied by the Final Closing Price, equals $5.56 (and if Olicom so decreases the Exchange Ratio, CrossComm shall have the right to terminate this Agreement pursuant to Section 7.1(i)). In the event that the Final Closing Price triggers the provisions of clauses (x) or (y) and Olicom desires to exercise its rights hereunder to increase or decrease the Exchange Ratio, as the case may be, Olicom shall notify CrossComm of any such increase or decrease, as the case may be, no later than 3:00 p.m., Dallas time, on the fifth trading day prior to the date of the CrossComm Stockholders' Meeting by telephone followed by telecopied confirmation thereof.

             (c) The Exchange Ratio and the Warrant Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Olicom Common Stock or CrossComm Common Stock), reorganization, recapitalization or other like change with respect to Olicom Common Stock or CrossComm Common Stock occurring after the date hereof and prior to the Effective Time. Information regarding any adjustments to the Exchange Ratio and the Warrant Exchange Ratio shall be made available by Olicom and CrossComm to their respective stockholders through the use of a 1-800 phone number prior to the CrossComm Stockholders' Meeting (as defined in Section 2.21) and Olicom Stockholders' Meeting (as defined in Section 3.20).

             (d) At the Effective Time, all shares of CrossComm Common Stock that are owned by CrossComm as treasury stock, and each share of CrossComm Common Stock owned by Olicom or any direct or indirect wholly-owned subsidiary of Olicom or of CrossComm immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

             (e) At or prior to the Effective Time and upon approval of the Agreement by the stockholders of CrossComm, the Exchange Agent (as defined in Section 1.8(a)) and/or CrossComm shall deliver to Olicom a duly executed subscription list relating to the subscription for the Olicom Common Stock included in the Merger Consideration, such subscription list to be in compliance with the requirements of the Companies Act and in a form reasonably acceptable to Olicom.

             (f) At the Effective Time, the CrossComm Option Plans (as defined in Section 8.1) and all options to purchase CrossComm Common Stock then outstanding under the CrossComm Option Plans shall be assumed by Olicom in accordance with Section 5.11.

             (g) At the Effective Time, each share of common stock, par value $0.01 per share, of MergerSub ("MergerSub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished without any exchange thereof.

             (h) No fraction of a share of Olicom Common Stock shall be issued, but in lieu thereof each holder of a share of CrossComm Common Stock who would otherwise be entitled to a fraction of a share of Olicom Common Stock (after aggregating all fractional shares of Olicom Common Stock to be received by such holder) shall receive from Olicom an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Final Closing Price. No fraction of a Warrant shall be issued, but in lieu thereof each holder of a Warrant who would otherwise be entitled to a fraction of a Warrant (after aggregating all fractional Warrants to be received by such holder) shall receive from Olicom an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Warrant Unit Consideration (as defined in Section 5.11(a)).

      1.7 Dissenting Shares.

             (a) For purposes of this Agreement, "Dissenting Shares" means shares of CrossComm Common Stock held as of the Effective Time by a stockholder of record of CrossComm who has not voted such shares of CrossComm Common Stock in favor of the Merger and with respect to which appraisal rights shall have been duly demanded and perfected in accordance with Section 262 of Delaware Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be exchanged into or represent the right to receive the consideration which the holders of CrossComm Common Stock are entitled to receive pursuant to Section 1.6(a) or (b) unless the holder thereof shall have forfeited his or her right to appraisal under Delaware Law or withdrawn, with the consent of CrossComm, his or her demand for appraisal. If such stockholder has so forfeited or withdrawn his or her right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration pursuant to Section 1.6(a).

             (b) CrossComm shall give Olicom (i) prompt notice of any written demands for appraisal of any shares of CrossComm Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by CrossComm, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. CrossComm shall not, except with the prior consent of Olicom, make any payment with respect to any demands for appraisal of shares of CrossComm Common Stock or offer to settle or settle any such demands.

      1.8 Surrender of Certificates.

             (a) American Stock Transfer & Trust Company shall act as exchange agent (the "Exchange Agent") in the Merger.

             (b) Promptly after the Effective Time, Olicom shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Olicom may adopt, (i) the shares of Olicom Common Stock and Warrants issuable, and cash payable, pursuant to Section 1.6(b) in exchange for the Surviving Corporation Stock, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares and fractional Warrants pursuant to Section 1.6(h) (collectively, the "Exchange Fund").

             (c) Promptly after the Effective Time (but in no event more than five business days), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") of CrossComm Common Stock, (i) a letter of transmittal in form reasonably acceptable to Olicom and CrossComm (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Olicom may reasonably specify), and
(ii) instructions for use in effecting the surrender of the Certificates and obtaining delivery of whole shares of Olicom Common Stock and Warrants, and the cash portion of the Merger Consideration (together with cash in lieu of fractional shares of Olicom Common Stock and fractional Warrants). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive certificates evidencing the number of whole shares of Olicom Common Stock, the number of whole Warrants, the cash portion of the Merger Consideration, and payment in lieu of fractional shares of Olicom Common Stock and fractional Warrants which such holder has the right to receive pursuant to
Section 1.6. Until so surrendered, (i) each outstanding Certificate for shares of CrossComm Common Stock shall be deemed from and after the Effective Time other than the payment of dividends, to evidence for all corporate purposes (including the right to vote at meetings of Olicom's stockholders), the number of whole shares of Olicom Common Stock, the number of whole Warrants, the cash portion of the Merger Consideration for which such shares of CrossComm Common Stock shall have been so exchanged, and the right to receive an amount in cash in lieu of the issuance of any fractional shares of Olicom Common Stock or fractional Warrants in accordance with Section 1.6. No interest will be paid or accrued on any amount payable or due on the surrender of the Certificates.

             (d) No dividends or other distributions with respect to Olicom Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Olicom Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(d)) with respect to such shares of Olicom Common Stock.

             (e) If any certificate for shares of Olicom Common Stock or any certificate evidencing Warrants is to be issued in a name other than that in which the Certificate originally surrendered with respect thereto is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, and otherwise be in proper form for transfer, and that the person requesting such exchange shall have paid to Olicom or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Olicom Common Stock or Warrants in any name other than that of the registered holder of the Certificate originally surrendered, or shall have established to the satisfaction of Olicom or any agent designated by it that such tax has been paid or is not payable.

             (f) Any portion of the Exchange Fund which remains undistributed to the stockholders of CrossComm for 180 days after the Effective Time shall be delivered to Olicom, upon demand, and any stockholders of CrossComm who have not previously complied with this Section 1.8 shall thereafter look only to Olicom for payment of their claim for Merger Consideration (including any cash in lieu of fractional shares of Olicom Common Stock or fractional Warrants, and any dividends or distributions with respect to Olicom Common Stock.

             (g) Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.9 No Further Ownership Rights in CrossComm Common Stock. All shares of Olicom Common Stock and Warrants issued, together with the cash portion of the Merger Consideration paid, upon the surrender of a Certificate in accordance with the terms hereof (including any cash paid in lieu of fractional shares of Olicom Common Stock or fractional Warrants) shall be deemed to have been issued and paid in full satisfaction of all rights received with respect thereto, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of CrossComm Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Olicom Common Stock, Warrants and the cash portion of the Merger Consideration (and cash in lieu of fractional shares of Olicom Common Stock and Warrants) as may be required pursuant to Section 1.6; provided, however, that Olicom may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Olicom, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CrossComm and MergerSub, the officers and directors of CrossComm and MergerSub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF CROSSCOMM

      Except as disclosed in a document of even date herewith delivered by CrossComm to Olicom prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "CrossComm Disclosure Letter"), CrossComm represents and warrants to Olicom and MergerSub as follows:

      2.1 Organization, Standing and Power. Each of CrossComm and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of CrossComm and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 8.1) on CrossComm and its subsidiaries, taken as a whole, or on CrossComm-Poland Ltd. ("CrossComm - Poland"), or on CrossComm (UK) Ltd. ("CrossComm (UK)"). CrossComm has delivered to Olicom a true and correct copy of its amended and restated certificate of incorporation, as amended (the "Certificate of Incorporation"), bylaws, as amended (the "Bylaws"), or equivalent charter or organizational documents, as applicable, of CrossComm and each of its subsidiaries, each as amended to date. Neither CrossComm nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent charter or organizational documents.

      2.2 Capital Structure.

             (a) The authorized capital stock of CrossComm, as of March 14, 1997, consisted of 20,000,000 shares of CrossComm Common Stock and 4,000,000 shares of preferred stock, par value $0.01 per share, of which there were issued and outstanding 9,284,584 shares of CrossComm Common Stock and no shares of preferred stock, and no shares were held in the treasury of CrossComm. As of March 14, 1997, there were no other outstanding shares of capital stock or voting securities of CrossComm. All outstanding shares of CrossComm Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights (contractual or otherwise) or rights of first refusal created by statute, the Certificate of Incorporation, the Bylaws or any agreement to which CrossComm is a party or by which it is bound.

             (b) As of March 14, 1997, there were unexercised options to purchase 1,796,465 shares of CrossComm Common Stock that had been granted to employees and directors and were outstanding pursuant to the CrossComm Option Plans. Since March 14, 1997, CrossComm has not (i) issued or granted additional options under the CrossComm Option Plans, or (ii) accepted enrollments in the CrossComm 1995 Employee Stock Purchase Plan (the "CrossComm ESPP"). All shares of CrossComm Common Stock subject to issuance as set forth above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except for the rights created pursuant to this Agreement, the CrossComm Option Plans and the CrossComm ESPP, there are no other options, warrants, calls, rights, commitments or agreements of any character to which CrossComm is a party or by which it is bound obligating CrossComm to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of CrossComm or obligating CrossComm to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of CrossComm's capital stock (i) between or among CrossComm and any of its stockholders, and (ii) to CrossComm's knowledge, between or among any of CrossComm's stockholders, except for the stockholder named in Section 5.8(a) of the CrossComm Disclosure Letter. The current "Offering" (as defined in the CrossComm ESPP) commenced under the CrossComm ESPP on January 1, 1997 and will end as provided in Section 5.11(c), and except for the purchase rights granted on such commencement date to participants in the current Offering, there are no other purchase rights or options outstanding under the CrossComm ESPP. True and complete copies of all agreements and instruments relating to or issued under the CrossComm Option Plans or CrossComm ESPP have been made available to Olicom, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form thereof made available to Olicom.

             (c) CrossComm is the owner of all outstanding shares of capital stock of each of its subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each such subsidiary are owned by CrossComm free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating CrossComm or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

             (d) Except as disclosed in the CrossComm SEC Documents (as defined in Section 2.5), CrossComm does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

      2.3 Authority. CrossComm has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CrossComm, subject only to the approval of the Merger by CrossComm's stockholders as contemplated by Section 6.1(a)(i). This Agreement has been duly executed and delivered by CrossComm and constitutes the valid and binding obligation of CrossComm enforceable against CrossComm in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement by CrossComm do not and, except for any required approval by CrossComm's stockholders as set forth in Section 2.23, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, (i) any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of any of CrossComm's subsidiaries, as amended, or (ii) any mortgage or indenture, or material lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CrossComm or any of its subsidiaries or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of clause (ii) is not reasonably likely to have a Material Adverse Effect on CrossComm or such subsidiary, as the case may be.

      2.4 Governmental Authorization. CrossComm and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization that is required for the operation of CrossComm's or any of its subsidiaries' businesses (collectively, the "CrossComm Authorizations"), and all of such CrossComm Authorizations are in full force and effect, except where the failure to obtain or maintain any of such CrossComm Authorizations would not have a Material Adverse Effect on CrossComm and its subsidiaries, taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") is required by or, to the knowledge of CrossComm, with respect to, CrossComm or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in

Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "Commission") and Nasdaq of the Joint Proxy Statement (as defined in Section 2.21) relating to the CrossComm Stockholders' Meeting, (iii) other filings under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would have a Material Adverse Effect on CrossComm and its subsidiaries, taken as a whole, and would prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

      2.5 SEC Documents. CrossComm has made available to Olicom a true and complete copy of each notice, information statement, report, schedule, registration statement and definitive proxy statement (including exhibits thereto) filed with the Commission by CrossComm since December 31, 1995; and prior to the Effective Time, CrossComm will have furnished Olicom with true and complete copies of any additional documents filed with the Commission by CrossComm after such date and prior to the Effective Time (collectively, the "CrossComm SEC Documents"). All documents required to be filed as exhibits to the CrossComm SEC Documents have been so filed. As of their respective filing dates, the CrossComm SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the CrossComm SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently-filed CrossComm SEC Document.

      2.6 Financial Statements. CrossComm has furnished to Olicom true, complete and accurate copies of CrossComm's unaudited consolidated financial statements at and for the fiscal year ended December 31, 1996, which financial statements include, among other things, the consolidated balance sheet of CrossComm at December 31, 1996, and the related consolidated statements of income (loss) and cash flows for the period then ended (such financial statements are collectively referred to herein as the "CrossComm 1996 Financial Statement"). The consolidated financial statements of CrossComm, together with, in each case, the notes thereto, included in the CrossComm SEC Documents and the CrossComm 1996 Financial Statement (collectively, the "CrossComm Financial Statements") complied or will comply as to form in all material respects with applicable accounting requirements, to the extent filed with the Commission, with the published rules and regulations of the Commission with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q promulgated by the Commission). The CrossComm Financial Statements fairly present or will present the consolidated financial condition and operating results of CrossComm and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments which were not and are not expected to be material in amount) in all material respects. All reserves established by CrossComm with respect to its assets are adequate.

      2.7 Absence of Certain Changes. Since December 31, 1996 (the "CrossComm Balance Sheet Date"), CrossComm has conducted its business in the ordinary course consistent with past practice, and there has not occurred: (i) to the date hereof, any change, event or condition (whether or not covered by insurance) that would result in a Material Adverse Effect to CrossComm or any of its subsidiaries, taken as a whole; (ii) an event described in Sections 4.1 (as to CrossComm) or 4.2(c), (e), (f) (as to subclause (i)), (g), (i), (l)-(n) or
(p); or (iii) any negotiation or agreement by CrossComm or any of its subsidiaries to do any of the things described in the preceding clauses (i) or
(ii) (other than negotiations with Olicom and its representatives regarding the transactions contemplated by this Agreement).

      2.8 Absence of Undisclosed Liabilities. CrossComm has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the CrossComm 1996 Financial Statement (the "CrossComm Balance Sheet"), (ii) those not required to be set forth in the CrossComm Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the CrossComm Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution and delivery of this Agreement.

      2.9 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of CrossComm or any of its subsidiaries, threatened against CrossComm or any of its subsidiaries or any of their respective properties that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect (i) on CrossComm and its subsidiaries, taken as a whole, (ii) on CrossComm-Poland or (iii) on CrossComm
(UK).

      2.10 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon CrossComm or any of its subsidiaries which has the effect or is reasonably likely to have the effect of prohibiting or materially impairing the conduct of business by CrossComm or any of its subsidiaries as currently conducted by any of them. Section 2.10 of the CrossComm Disclosure Letter contains a true and complete list or brief description of any agreements or arrangements restricting CrossComm's ability to compete in the marketplace, and any joint venture contract or arrangement or any other agreement which involves or is expected to involve a sharing of profits with other persons.

      2.11 Title to Property. Neither CrossComm nor any of its subsidiaries own any real property. CrossComm and its subsidiaries have good and valid title to all of their respective personal property acquired after the CrossComm Balance Sheet Date (except personal property sold or otherwise disposed of since the CrossComm Balance Sheet Date in the ordinary course of business), or in the case of leased personal properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable,
(ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the CrossComm Balance Sheet, or (iv) those which would not have a Material Adverse Effect on CrossComm and its subsidiaries, taken as a whole. The plants, property and equipment of CrossComm and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, reasonable wear and tear excepted. All properties used in the operations of CrossComm and its subsidiaries are reflected in the CrossComm Balance Sheet to the extent GAAP requires the same to be reflected. Section 2.11 of the CrossComm Disclosure Letter identifies each parcel of real property owned or leased by CrossComm or any of its subsidiaries.

      2.12 Intellectual Property.

             (a) To its knowledge, CrossComm and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are used in or necessary to conduct the business of CrossComm and its subsidiaries as currently conducted.

             (b) Section 2.12 of the CrossComm Disclosure Letter lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks (registered and unregistered), copyright registrations and maskwork registrations, which CrossComm considers to be material to its business or that of any subsidiary and included in the Intellectual Property of CrossComm, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses, distribution and original equipment manufacturer agreements, and other agreements as to which CrossComm is a party and pursuant to which any person is authorized to use any Intellectual Property of CrossComm or has the right to manufacture, reproduce, market or exploit any CrossComm product or any adaptation, translation or derivative work based on a CrossComm product or any portion thereof, (iii) all material licenses, sublicenses and other agreements as to which CrossComm or its subsidiaries is a party and pursuant to which CrossComm is authorized to use any third party patents, trademarks or copyrights, including software (collectively, "Third Party Intellectual Property Rights"), which are used in the manufacture of, incorporated in, or form a part of any product that is material to the business of CrossComm and any of its subsidiaries, taken as a whole, and (iv) all material joint development agreements to which CrossComm or any of its subsidiaries is a party.

             (c) To CrossComm's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of CrossComm or any of its subsidiaries, any trade secret material to CrossComm or any of its subsidiaries, or any Third Party Intellectual Property Right to the extent licensed by or through CrossComm or any of its subsidiaries, by any third party, including any employee or former employee of CrossComm or any of its subsidiaries. Neither CrossComm nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business, copies of which have been made available to Olicom.

             (d) CrossComm is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations pursuant hereto, in breach of any license, sublicense or other agreement relating to any Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have or would be reasonably likely to have a Material Adverse Effect on CrossComm and its subsidiaries, taken as a whole.

             (e) To CrossComm's knowledge, all patents, registered trademarks, registered service marks and copyright registrations held by CrossComm are valid and subsisting. Neither CrossComm nor any of its subsidiaries (i) is a party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. To CrossComm's knowledge, the manufacture, marketing, licensing or sale of CrossComm's products do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

             (f) CrossComm has a policy to secure valid written assignments from all consultants and employees who contribute or have contributed to the creation or development of Intellectual Property of the rights to such contributions that CrossComm does not already own by operation of law. All use, disclosure or appropriation of proprietary and confidential information ("Confidential Information") owned by CrossComm by or to a third party has been pursuant to the terms of a written agreement between CrossComm (or a subsidiary of CrossComm) and such third party. All use, disclosure or appropriation of Confidential Information not owned by CrossComm has been pursuant to the terms of a written agreement between CrossComm (or a subsidiary of CrossComm) and the owner of such Confidential Information, or is otherwise lawful.

      2.13 Environmental Matters. CrossComm and each of its subsidiaries (i) have obtained all applicable applications, exemptions, permits, licenses, registrations, identification numbers, notices of intent, and other authorizations ("Environmental Permits") that are required for the ownership, use, or operation of their facilities (and equipment and structures thereon) to comply with applicable laws relating to health, pollution, protection of the environment or a community's right to know, including laws, rules, regulations, orders, consent agreements of any foreign, federal, state or local executive, legislative judicial, regulatory or administrative agency ("Environmental Laws") relating to emissions, discharges, releases (or threatened releases) of pollutants, contaminants, solid wastes, or hazardous or toxic substances, materials or wastes ("Materials of Environmental Concern") into the environment, including ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern by CrossComm or its subsidiaries (or their respective agents), and (ii) are in compliance with all terms and conditions of such Environmental Permits, and also are in compliance with all terms and conditions of such Environmental Permits, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any judicial or administrative judgment or decision arising thereunder, except where such failure to comply is not reasonably likely to have a Material Adverse Effect on CrossComm and its subsidiaries, taken as a whole.

      2.14 Taxes. CrossComm and each of its subsidiaries have timely filed all Tax Returns (as defined in this Section 2.14) required to be filed by any of them, have paid all Taxes (as defined in this Section 2.14) shown thereon to be due and have provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the CrossComm Disclosure Letter,
(i) no material claim for Taxes has become a lien against the property of CrossComm or any of its subsidiaries or is being asserted against CrossComm or any of its subsidiaries, other than liens for Taxes not yet due and payable,
(ii) no audit of any Tax Return of CrossComm or any of its subsidiaries is being conducted by a Tax Authority (as defined in this Section 2.14), (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted to CrossComm or any of its subsidiaries and is currently in effect, and
(iv) there is no agreement, contract or arrangement to which CrossComm or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G or 404 of the Internal Revenue Code of 1986, as amended (the "Code"). CrossComm has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed by CrossComm or any of its subsidiaries prior to the Merger. Neither CrossComm nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement, nor does CrossComm or any of its subsidiaries owe any amount under any such agreement(s). For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (y) any liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and
(z) any liability for the payment of any amounts of the type described in clauses (x) or (y) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes). CrossComm and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

      2.15 Employee Benefit Plans.

             (a) Section 2.15 of the CrossComm Disclosure Letter lists, with respect to CrossComm, any United States subsidiary of CrossComm and any trade or business (whether or not incorporated) which is treated as a single employer with CrossComm (an "ERISA Affiliate") within the meaning of Sections 414(b),
(c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), subject to ERISA, (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock or stock appreciation right, (iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of CrossComm and that do not generally apply to all employees, and (v) any current or former employment, executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of CrossComm of greater than $25,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of CrossComm, but excluding any plan or arrangement maintained or sponsored by any non-domestic entity (collectively, the "CrossComm Employee Plans").

             (b) CrossComm has furnished or made available to Olicom a copy of each of the CrossComm Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each CrossComm Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any CrossComm Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. CrossComm has also furnished or made available to Olicom the most recent Internal Revenue Service determination letter issued with respect to each such CrossComm Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any CrossComm Employee Plan subject to Code Section 401(a).

             (c) Except as disclosed in Section 2.15(c) of the CrossComm Disclosure Letter, (i) other than continued health care coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or applicable law, (x) none of the CrossComm Employee Plans promises or provides retiree medical or other retiree or post termination welfare benefits to any person, (y) each CrossComm Employee Plan may be amended or terminated at any time without any liability to CrossComm or any ERISA Affiliate other than for benefits accrued through the date of such termination, and each such plan provides the administrator with the discretion to interpret and construe the terms of the plan; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any CrossComm Employee Plan which is reasonably likely to have a Material Adverse Effect on CrossComm; (iii) each CrossComm Employee Plan is in material compliance with the requirements prescribed by all statutes, rules and regulations (including ERISA and the Code) and has been administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and CrossComm and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of the CrossComm Employee Plans; (iv) neither CrossComm nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the CrossComm Employee Plans which is reasonably likely to have a Material Adverse Effect on CrossComm; (v) all contributions required to be made by CrossComm or any subsidiary or ERISA Affiliate to any CrossComm Employee Plan have been made on or before their due dates, and a reasonable amount has been accrued for contributions to each CrossComm Employee Plan for the current plan year; (vi) with respect to each CrossComm Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 or 4041 of ERISA has occurred; and (vii) no CrossComm Employee Plan is covered by, and neither CrossComm nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under, Title IV of ERISA or Section 412 of the Code. With respect to each CrossComm Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, CrossComm has prepared in good faith and timely filed all required governmental reports (which were true and correct as of the date filed), and CrossComm has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such CrossComm Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of CrossComm, is threatened, against or with respect to any such CrossComm Employee Plan, including any audit or inquiry by the Internal Revenue Service or Department of Labor, and no event (other than routine claims for benefits) has occurred and no set of circumstances have occurred in connection with any CrossComm Employee Plan for which CrossComm or any of its affiliates or subsidiaries could be subject to any material liability. Neither CrossComm nor any of its subsidiaries or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan," as defined in Section 3(37) of ERISA. No CrossComm Employee Plan is funded through a "welfare benefit fund" (as such term is defined in Code Section 419(e) of the Code). Except as disclosed in Section 2.15(c) of the CrossComm Disclosure Letter, no CrossComm Employee Plan is a "multiple employer welfare arrangement" (as defined by Section 3(40) of ERISA).

             (d) With respect to each CrossComm Employee Plan, CrossComm and each of its United States subsidiaries have complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder, (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder and (iii) Section 609 of ERISA.

             (e) Except as described in Section 2.15(e) of the CrossComm Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of CrossComm, any CrossComm subsidiary or any other ERISA Affiliate to severance benefits or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider, or (iii) require payments (whether in cash or property or the vesting of property) to any employee, officer or director of CrossComm or any ERISA Affiliate who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) that could be characterized as a "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

             (f) There has been no amendment to, written interpretation or announcement (whether or not written) by CrossComm, any CrossComm subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any CrossComm Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in CrossComm's financial statements.

             (g) All voluntary employee benefit associations related to the CrossComm Employee Plans have been submitted to and approved as exempt from federal income tax under Section 501(c)(9) of the Code by the Internal Revenue Service and have not been amended or operated in a manner which would adversely affect such exempt status. All voluntary employee benefit associations related to the CrossComm Employee Plans have been submitted to and approved as exempt from federal income tax under Section 501(c)(9) of the Code by the Internal Revenue Service and have not been amended or operated in a manner which would adversely affect such exempt status.

             (h) Except as disclosed in Section 2.15(h) of the CrossComm Disclosure Letter, there are no guaranteed investment contracts, annuity contracts or other funding contracts with any insurance company that are held by any CrossComm Employee Plan. Except as set forth on Section 2.15 of the CrossComm Disclosure Letter, no CrossComm Employee Plan covers persons employed outside the United States, and no such Plan is subject to the laws of a foreign jurisdiction.

      2.16 Employee Matters. CrossComm and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on CrossComm and its subsidiaries, taken as a whole. Neither CrossComm nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have a Material Adverse Effect on CrossComm and its subsidiaries, taken as a whole. Neither CrossComm nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does CrossComm nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees.

      2.17 Certain Agreements. Section 2.17 of the CrossComm Disclosure Letter lists all material contracts to which CrossComm or any of its subsidiaries is a party (each, a "CrossComm Material Contract"). CrossComm has made available to Olicom all CrossComm Material Contracts.

      2.18 Compliance With Laws. Each of CrossComm and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not have a Material Adverse Effect on CrossComm and its subsidiaries, taken as a whole.

      2.19 Customers and Suppliers. Section 2.19 of the CrossComm Disclosure Letter sets forth a list of CrossComm's customers with whom CrossComm, as of the date hereof, is contractually obligated to supply CrossComm products or services aggregating more than $250,000 (collectively, "Continuing Customers"). No Continuing Customer has indicated to CrossComm or any of its subsidiaries that it will stop, or materially decrease the rate of, buying services or products of CrossComm or such subsidiary, nor has at any time on or after January 1, 1997, decreased materially its purchases of the services or products of CrossComm or such subsidiary. No supplier of sole source or limited source products, components or assemblies to CrossComm or any of its subsidiaries has indicated that it will stop, or materially decrease the rate of, supplying, such products, components or assemblies to CrossComm or any of its subsidiaries. CrossComm has not knowingly breached, so as to provide a benefit to CrossComm or such subsidiary that was not intended by the parties, any agreement with any customer or supplier of CrossComm or any of its subsidiaries.

      2.20 Brokers' and Finders' Fees. Except for payment obligations to Montgomery Securities disclosed to Olicom, CrossComm has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees in connection with this Agreement or any transaction contemplated hereby.

      2.21 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by CrossComm for inclusion in the registration statement on Form F-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Olicom Common Stock, the Rights and the Warrants to be issued in the Merger, together with the Warrant Shares (as defined in Section 3.2(b)), will be registered with the Commission (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by CrossComm for inclusion in the proxy statement/prospectus to be sent to the stockholders of CrossComm in connection with the meeting of CrossComm's stockholders to consider the Merger (the "CrossComm Stockholders' Meeting") (such proxy statement/prospectus, as amended or supplemented, is referred to herein as the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to CrossComm's stockholders, at the time of the CrossComm Stockholders' Meeting or the Olicom Stockholders' Meeting, and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CrossComm Stockholders' Meeting or the Olicom Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by CrossComm which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, CrossComm shall promptly inform Olicom and MergerSub. Notwithstanding the foregoing, CrossComm makes no representation, warranty or covenant with respect to any information supplied by Olicom or MergerSub which is contained in any of the foregoing documents.

      2.22 Opinion of Financial Advisor. CrossComm has been advised in writing by its financial advisor, Montgomery Securities, that in such advisor's opinion, as of the date hereof, the consideration to be received by the stockholders of CrossComm is fair, from a financial point of view, to the stockholders of CrossComm.

      2.23 Vote Required. The affirmative vote of the holders of a majority of the shares of CrossComm Common Stock outstanding on the record date set for the CrossComm Stockholders' Meeting is the only vote of the holders of any of CrossComm's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      2.24 Board Approval. The Board of Directors of CrossComm (the "CrossComm Board") has, prior to the execution and delivery hereof, unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of CrossComm and is on terms that are fair to such stockholders, and

(iii) determined to recommend that the stockholders of CrossComm approve this Agreement and the consummation of the Merger.

      2.25 Section 203 of Delaware Law Not Applicable. The CrossComm Board has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in Section 203 of the Delaware Law) will not apply to the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                             OF OLICOM AND MERGERSUB

      Except as disclosed in a document of even date herewith and delivered by Olicom to CrossComm prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Olicom Disclosure Letter"), Olicom and MergerSub represent and warrant to CrossComm as follows:

      3.1 Organization, Standing and Power. Each of Olicom and its subsidiaries, including MergerSub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Olicom and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Olicom and its subsidiaries, taken as a whole. Olicom has delivered to CrossComm a true and correct copy of its articles of association, as amended (the "Articles of Association"), and rules of procedure, as amended (the "Rules of Procedure"). Neither Olicom nor any of its subsidiaries is in violation of any of the provisions of its Articles of Association or Rules of Procedure or equivalent organizational documents.

      3.2 Capital Structure.

             (a) The authorized capital stock of Olicom, as of March 14, 1997, consisted of 15,938,000 shares of Olicom Common Stock, of which there were issued and outstanding 14,734,000 shares, and 1,204,000 shares were held in the treasury of Olicom. As of March 14, 1997, there are no other outstanding shares of capital stock or voting securities of Olicom. The authorized capital stock of MergerSub as of March 14, 1997, consisted of 1,000 shares of MergerSub Common Stock, all of which were issued and outstanding and held by Olicom. All outstanding shares of Olicom and MergerSub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof.

             (b) As of March 14, 1997, there were unexercised options and warrants to purchase 663,200 shares of Olicom Common Stock that had been granted to employees and directors and were outstanding pursuant to the Olicom Share Incentive Plans (as defined in Section 8.1). Except for (i) the rights created pursuant to this Agreement, and (ii) options that may be granted pursuant to an Olicom Share Incentive Plan by Olicom subsequent to the date hereof, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Olicom or MergerSub is a party or by which either of them is bound obligating Olicom or MergerSub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Olicom or MergerSub or obligating Olicom or MergerSub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Olicom Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable and free of preemptive rights. The Warrants to be issued pursuant to the Merger will be duly authorized, validly issued and fully paid, and the shares of Olicom Common Stock issuable on exercise of the Warrants to which they relate (the "Warrant Shares"), will be duly authorized, validly issued, fully paid, and nonassessable and free of preemptive rights.

             (c) Olicom is the owner of all outstanding shares of capital stock of each of its subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Olicom free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Olicom or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

             (d) Except as disclosed in the Olicom SEC Documents (as defined in Section 3.5), Olicom does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

      3.3 Authority. Olicom and MergerSub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Olicom and MergerSub, subject to the approval of the Merger by Olicom's stockholders as contemplated by Section 6.1(a)(ii). This Agreement has been duly executed and delivered by Olicom and MergerSub and constitutes the valid and binding obligations of Olicom and MergerSub enforceable against Olicom and MergerSub, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general principles of equity. The execution and delivery of this Agreement do not and, except for any required approval by Olicom's stockholders as set forth in Section 3.22 and the authorization of the Board of Directors of Olicom to increase the share capital of Olicom for the purposes of providing Olicom Common Stock for exchange as the Merger Consideration, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, (i) any provision of the Articles of Association or Rules of Procedure or equivalent organizational documents of any of Olicom's subsidiaries, as amended, or (ii) any mortgage or indenture, or material lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Olicom or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of clause
(ii) is not reasonably likely to have a Material Adverse Effect on Olicom.

      3.4 Governmental Authorization. Olicom and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization that is required for the operation of Olicom's or any of its subsidiaries' businesses (collectively, the "Olicom Authorizations"), and all of such Olicom Authorizations are in full force and effect, except where the failure to obtain or maintain any of such Olicom Authorizations would not have a Material Adverse Effect on Olicom and its subsidiaries, taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or, to the knowledge of Olicom, with respect to Olicom or any of its subsidiaries in connection with the execution and delivery of this Agreement by Olicom and MergerSub or the consummation by Olicom and MergerSub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Commission and NARD of the Registration Statement, (iii) other filings under the Securities Act or the Exchange Act, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the Warrants, the Warrant Shares, the shares of Olicom Common Stock issuable upon the exchange of the CrossComm Common Stock in the Merger and upon exercise of the options under the CrossComm Option Plans assumed by Olicom, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would have a Material Adverse Effect on Olicom and its subsidiaries, taken as a whole, and would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

      3.5 SEC Documents. Olicom has made available to CrossComm a true and complete copy of each notice, information statement, report, schedule, registration statement and definitive proxy statement filed with the Commission by Olicom since December 31, 1995; and prior to the Effective Time, Olicom will have furnished CrossComm with true and complete copies of any additional documents filed with the Commission by Olicom after such date and prior to the Effective Time (collectively, the "Olicom SEC Documents"). All documents required to be filed as exhibits to the Olicom SEC Documents have been so filed. As of their respective filing dates, the Olicom SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and none of the Olicom SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently-filed Olicom SEC Document.

      3.6 Financial Statements. Olicom has furnished to CrossComm true, complete and accurate copies of Olicom's consolidated unaudited financial statements at and for the fiscal year ended December 31, 1996, which financial statements include, among other things, the consolidated balance sheet of Olicom at December 31, 1996, and the related consolidated statements of income and cash flows for the period then ended (such financial statements are collectively referred to herein as the "Olicom 1996 Financial Statement"). The consolidated financial statements of Olicom, together with, in each case, the notes thereto, included in the Olicom SEC Documents and the Olicom 1996 Financial Statement (collectively, the "Olicom Financial Statements") complied or will comply as to form in all material respects with applicable accounting requirements and, to the extent filed with the Commission, with the published rules and regulations of the Commission with respect thereto as of their respective dates, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements included in its Reports on Form 6-K, subject to normal, recurring year-end adjustments). The Olicom Financial Statements fairly present or will present the consolidated financial condition and operating results of Olicom and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments which were not and are not expected to be material in amount) in all material respects. All reserves established by Olicom with respect to its assets are adequate.

      3.7 Absence of Certain Changes. Since December 31, 1996 (the "Olicom Balance Sheet Date"), Olicom has conducted its business in the ordinary course consistent with past practice, and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that would result in a Material Adverse Effect to Olicom; (ii) an event described in Section 4.1 (as to Olicom); or (iii) any negotiation or agreement by Olicom or any of its subsidiaries to do any of the things described in the preceding clauses (i) or
(ii) (other than negotiations with CrossComm and its representatives regarding the transactions contemplated by this Agreement).

      3.8 Absence of Undisclosed Liabilities. Olicom has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the Olicom 1996 Financial Statement (the "Olicom Balance Sheet"),
(ii) those not required to be set forth in the Olicom Balance Sheet under GAAP,
(iii) those incurred in the ordinary course of business since the Olicom Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution and delivery of this Agreement.

      3.9 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Olicom or any of its subsidiaries, threatened against Olicom or any of its subsidiaries or any of their respective properties that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Olicom and its subsidiaries, taken as a whole.

      3.10 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Olicom or any of its subsidiaries which has the effect or is reasonably likely to have the effect of prohibiting or materially impairing the conduct of business by Olicom or any of its subsidiaries as currently conducted. Section 3.10 of the Olicom Disclosure Letter contains a true and complete list or brief description of any agreements or arrangements restricting Olicom's ability to compete in the marketplace, and any joint venture contract or arrangement or any other agreement which involves or is expected to involve a sharing of profits with other persons.

      3.11 Title to Property. Olicom and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, acquired after the Olicom Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Olicom Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable,
(ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Olicom Balance Sheet, or (iv) those which would not have a Material Adverse Effect on Olicom and its subsidiaries, taken as a whole. The plants, property and equipment of Olicom and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, reasonable wear and tear excepted. All properties used in the operations of Olicom and its subsidiaries are reflected in the Olicom Balance Sheet to the extent GAAP requires the same to be reflected.

      3.12 Intellectual Property.

             (a) To its knowledge, Olicom and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property that is used in or necessary to conduct the business of Olicom and its subsidiaries as currently conducted by Olicom and its subsidiaries.

             (b) To Olicom's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Olicom or any of its subsidiaries, any trade secret material to Olicom or any of its subsidiaries, or any Third Party Intellectual Property Right to the extent licensed by or through Olicom or any of its subsidiaries, by any third party, including any employee or former employee of Olicom or any of its subsidiaries.

             (c) Olicom is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations pursuant hereto, in breach of any license, sublicense or other agreement relating to any Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have or would be reasonably likely to have a Material Adverse Effect on Olicom and its subsidiaries, taken as a whole.

             (d) To Olicom's knowledge, all patents, registered trademarks, registered service marks and copyright registrations held by Olicom are valid and subsisting. Neither Olicom nor any of its subsidiaries (i) is a party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. To Olicom's knowledge, the manufacture, marketing, licensing or sale of Olicom's products do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

             (e) Olicom has a policy to secure valid written assignments from all consultants and employees who contribute or have contributed to the creation or development of Intellectual Property of the rights to such contributions that Olicom does not already own by operation of law. All use, disclosure or appropriation of Confidential Information owned by Olicom by or to a third party has been pursuant to the terms of a written agreement between Olicom (or a subsidiary of Olicom) and such third party. All use, disclosure or appropriation of Confidential Information not owned by Olicom has been pursuant to the terms of a written agreement between Olicom (or a subsidiary of Olicom) and the owner of such Confidential Information, or is otherwise lawful.

      3.13 Environmental Matters. Olicom and each of its subsidiaries (i) have obtained all applicable Environmental Permits that are required for the ownership, use, or operation of their facilities (and equipment and structures thereon) to comply with applicable laws relating to health, pollution, protection of the environment or a community's right to know, including Environmental Laws, and
(ii) are in compliance with all terms and conditions of such Environmental Permits, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any judicial or administrative judgment or decision arising thereunder, except where such failure to comply is not reasonably likely to have a Material Adverse Effect on Olicom and its subsidiaries, taken as a whole.

      3.14 Taxes. Olicom and each of its subsidiaries have timely filed all Tax Returns required to be filed by any of them, have paid all Taxes shown thereon to be due and have provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the Olicom Disclosure Letter, (i) no material claim for Taxes has become a lien against the property of Olicom or any of its subsidiaries or is being asserted against Olicom or any of its subsidiaries, other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Olicom or any of its subsidiaries is being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted to Olicom or any of its subsidiaries and is currently in effect, and (iv) there is no agreement, contract or arrangement to which any United States subsidiary of Olicom is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G or 404 of the Code. Olicom has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed by Olicom or any of its subsidiaries prior to the Merger. Neither Olicom nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement, nor does Olicom or any of its subsidiaries owe any amount under any such agreement(s). Olicom and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

      3.15 Employee Benefit Plans.

             (a) As used in this Section 3.15, "Olicom Employee Plans" means, with respect to Olicom, Inc., a Delaware corporation ("Olicom USA"), (i) all employee benefit plans subject to ERISA, (ii) any stock option, stock purchase, phantom stock or stock appreciation right, (iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section
129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Olicom USA and that do not generally apply to all employees, and (v) any current or former employment, executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Olicom of greater than $25,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of CrossComm, but excluding any plan or arrangement maintained or sponsored by any non-domestic entity.

             (b) (i) Other than continued health care coverage required under COBRA or applicable law, none of the Olicom Employee Plans promises or provides retiree medical or other retiree or post termination welfare benefits to any person; (ii) there has been no "prohibited transaction" with respect to any Olicom Employee Plan which is reasonably likely to have a Material Adverse Effect on Olicom USA; (iii) each Olicom Employee Plan is in material compliance with the requirements prescribed by all statutes, rules and regulations (including ERISA and the Code) and has been administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by all statutes, rules and regulations (including ERISA and the Code), and Olicom USA and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in material default under or violation of, and have no knowledge of any material default or material violation by any other party to, any of the Olicom Employee Plans; (iv) neither Olicom USA nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Olicom Employee Plans which is reasonably likely to have a Material Adverse Effect on Olicom USA; (v) all contributions required to be made by Olicom USA or any ERISA Affiliate to any Olicom Employee Plan have been made on or before their due dates, and a reasonable amount has been accrued for contributions to each Olicom Employee Plan for the current plan years; (vi) with respect to each Olicom Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 or 4041 or ERISA has occurred; and (vii) no Olicom Employee Plan is covered by, and neither Olicom USA nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Olicom Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Olicom USA has prepared in good faith and timely filed all required governmental reports (which were true and correct as of the date filed), and Olicom USA has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Olicom Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Olicom, is threatened, against or with respect to any such Olicom Employee Plan, including, without limitation, any audit or inquiry by the Internal Revenue Service or Department of Labor, and no event (other than routine claims for benefits) has occurred and no set of circumstances have occurred in connection with any Olicom Employee Plan for which Olicom or any of its affiliates or subsidiaries could be subject to any material liability. Neither Olicom USA nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan," as defined in Section 3(37) of ERISA.

             (c) With respect to each Olicom Employee Plan, Olicom USA has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder, (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, and (iii) Section 609 of ERISA.

      3.16 Employee Matters. Olicom and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Olicom and its subsidiaries, taken as a whole. Neither Olicom nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have a Material Adverse Effect on Olicom. Neither Olicom nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Olicom nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees.

      3.17 Certain Agreements. Olicom has not breached or received in writing any claim or threat that it has breached any of the terms of conditions of any material agreement, contract or commitment (each, a "Olicom Material Contract") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from Olicom under any Olicom Material Contract.

      3.18 Compliance With Laws. Each of Olicom and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not have a Material Adverse Effect on Olicom and its subsidiaries, taken as a whole.

      3.19 Brokers' and Finders' Fees. Except for payment obligations to Alex. Brown & Sons Incorporated, Olicom has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees in connection with this Agreement or any transaction contemplated hereby.

      3.20 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Olicom and MergerSub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the Commission, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Olicom for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to Olicom's stockholders in connection with the meeting of Olicom's stockholders to consider the Merger (the "Olicom Stockholders' Meeting"), at the time of the CrossComm Stockholders' Meeting or the Olicom Stockholders' Meeting, and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CrossComm Stockholders' Meeting or the Olicom Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Olicom or MergerSub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Olicom or MergerSub will promptly inform CrossComm. Notwithstanding the foregoing, Olicom and MergerSub make no representation, warranty or covenant with respect to any information supplied by CrossComm which is contained in any of the foregoing documents.

      3.21 Opinion of Financial Advisor. Olicom has been advised in writing by its financial advisor, Alex. Brown & Sons Incorporated, that in such advisor's opinion as of the date hereof, the consideration to be paid by Olicom is fair to Olicom from a financial point of view.

      3.22 Vote Required. The affirmative vote of a majority of the votes cast at the Olicom Stockholders' Meeting is the only vote of the holders of any of Olicom's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      3.23 Board Approval. The Boards of Directors of Olicom and MergerSub have prior to the date hereof unanimously (i) approved the Merger, (ii) determined that the Merger is in the best interests of their respective stockholders and is on terms that are fair to such stockholders, (iii) delegated to the Chairman of the Board and the Managing Director the authority to approve the Agreement and
(iv) determined to recommend that the stockholders of Olicom approve this Agreement (upon its execution and delivery on behalf of Olicom pursuant to the foregoing authorization) and the consummation of the Merger.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business of CrossComm and Olicom. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of CrossComm and Olicom agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts (under the circumstances) to preserve intact its and its subsidiaries' present business organizations, use its reasonable efforts to keep available the services of its and its subsidiaries' present officers and key employees and use its reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of CrossComm and Olicom agrees to promptly notify the other of any event or occurrence which would have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither CrossComm nor Olicom shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

             (a) Cause or permit any amendments to the Certificate of Incorporation or Bylaws (in the case of CrossComm), the Articles of Association or Rules of Procedure, except as may be required to increase the share capital of Olicom (in the case of Olicom), or equivalent charter or organizational documents of any subsidiary;

             (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

             (c) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) and (b) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

      4.2 Conduct of Business of CrossComm. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, CrossComm shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Olicom:

             (a) Enter into any customer or vendor contract or commitment (or violate, amend or otherwise modify or waive any of the terms of any of its contracts) except for (i) contracts or commitments with respect to customers and vendors with commitments that do not extend beyond June 30, 1997, that were entered into (and violations, amendments, modifications and waivers of such contracts) in the ordinary course of business consistent with past practice in an amount less than $500,000 in any one case; (ii) contracts or commitments with respect to customers and vendors with commitments that extend beyond June 30, 1997, that were entered into (and violations, amendments, modifications and waivers of such contracts) in the ordinary course of business consistent with past practice in an amount less than $200,000; and (iii) contracts or commitments with respect to customers and vendors that were entered into (and violations, amendments, modifications and waivers of such contracts) not in the ordinary course of business consistent with past practice in an amount less than $100,000 in any one case (Olicom agrees (1) to use its best efforts to respond to requests from CrossComm with respect to waivers of the foregoing within twelve (12) business hours, and (2) not to unreasonably withhold consent).

             (b) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of CrossComm Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of March 14, 1997;

             (c) Transfer or license to any person or entity any rights to its Intellectual Property which are material, individually or in the aggregate, to its and its subsidiaries' businesses, taken as a whole, other than in the ordinary course of business consistent with past practice, or enter into any license to use Third Party Intellectual Property Rights;

             (d) Enter into or amend any agreements pursuant to which any other party is granted distribution rights with respect to any of its products or technology;

             (e) Sell, lease or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' businesses, taken as a whole;

             (f) (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice; or (ii) except to the extent of reserves therefor reflected on the CrossComm Balance Sheet, pay, discharge or satisfy in an amount in excess of $25,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of current liabilities reflected or reserved against in the CrossComm Financial Statements;

             (g) Enter into any operating lease, except in the ordinary course of business consistent with past practice;

             (h) Make any material capital expenditures, capital additions or capital improvements in an amount greater than $50,000 in any one instance;

             (i) Materially increase or reduce the amount of any material insurance coverage provided by existing insurance policies;

             (j) Except, in each instance, to the extent set forth in the CrossComm Disclosure Letter, adopt or amend any employee benefit or stock purchase or option plan; accelerate, amend or change the period of exercisability or vesting of options or other rights granted under, or take any similar action regarding any CrossComm Option Plan that is reasonably likely to have a Material Adverse Effect on CrossComm and its subsidiaries, taken as a whole, or authorize cash payments in exchange for any options or other rights granted under any of such plans; employ any new officer level employee or any director level employee; promote any employee to an officer or director level position; pay any special bonus or special remuneration to any employee or director; or increase the salaries or wage rates of officer or director level employees;

             (k) Grant any severance or termination pay to any director, officer or employee except payments made pursuant to written agreements outstanding on March 14, 1997;

             (l) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Olicom prior to the filing of such a suit, or (iii) for a breach of this Agreement;

             (m) Acquire or agree to acquire (or permit any of its subsidiaries to acquire or agree to acquire) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

             (n) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

             (o) Fail to give such notices and other information required to be given to the employees of CrossComm, any collective bargaining unit representing any group of employees of CrossComm, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

             (p) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

             (q) Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (p) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

      4.3 No Solicitation.

             (a) CrossComm and its subsidiaries, together with the officers, directors, employees or other agents of CrossComm and its subsidiaries, (i) shall not, directly or indirectly, take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or which could reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 4.3(d)),
(ii) shall not, directly or indirectly, subject to the terms of the immediately following sentence, engage in negotiations or discussions with, or disclose any nonpublic information relating to CrossComm or any of it subsidiaries to, or afford access to the properties, books or records of CrossComm or any of its subsidiaries to, any person with regard to an Acquisition Proposal, and (iii) shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person, firm or entity conducted heretofore with respect to any of the foregoing and shall inform any such person, firm or entity of the obligations undertaken by CrossComm in this Section 4.3; provided, however, that nothing herein shall prohibit the CrossComm Board from taking and disclosing to CrossComm's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if (1) an unsolicited bona fide written Acquisition

Proposal, or an unsolicited bona fide expression of interest that CrossComm reasonably expects could lead to a Acquisition Proposal, shall be received by the CrossComm Board, (2) the CrossComm Board believes in good faith that such Acquisition Proposal would, if consummated, result in a transaction more favorable to CrossComm's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), (3) the CrossComm Board determines in good faith that it is necessary for the CrossComm Board to comply with its fiduciary duties to CrossComm's stockholders under applicable law by considering the Superior Proposal and taking actions consistent herewith with respect thereto, and (4) that the party making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to consummate such transaction (it being understood that nothing herein shall prohibit CrossComm from engaging in discussions with such party for the limited purpose of determining that such party has the financial means, or ability to obtain the necessary financing, to consummate such transaction), then CrossComm and its subsidiaries, together with their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives, may (consistent with the provisions hereof) furnish in connection therewith information, enter into discussions and negotiations, recommend such Superior Proposal to CrossComm's stockholders and take such other actions as are consistent with the fiduciary obligations of the CrossComm Board, and such actions shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement, provided that, in each such event, CrossComm notifies Olicom of such determination by the CrossComm Board and provides Olicom with a written summary in reasonable detail of the Superior Proposal (including the identity of the offeror and the terms thereof) received from such third party, together with a copy of all documents containing or referring to non-public information of CrossComm that are supplied to such third party and that were not previously supplied to Olicom; and provided, further, that in order for the foregoing actions to not be considered a breach of this Section
4.3 or any other provision of this Agreement, (x) CrossComm shall not provide any material non-public information to any such third party if it has not prior to the date thereof provided such information to Olicom or Olicom's representatives, and (y) CrossComm provides such non-public information pursuant to a binding non-disclosure agreement with terms no less favorable as to confidential information as the Confidentiality Agreement (as defined in Section 5.4).

             (b) Notwithstanding anything to the contrary in this Agreement, CrossComm shall not permit the CrossComm Board to adopt any Acquisition Proposal unless CrossComm shall have terminated this Agreement pursuant to Section 7.1(g) and paid Olicom all amounts payable to Olicom pursuant to Section 7.3(b) and
(d).

             (c) CrossComm shall notify Olicom promptly (and, in any event, no later than 24 hours), orally and in writing, after receipt by CrossComm (or its advisors) of any Acquisition Proposal or obtaining actual knowledge that any person is submitting an Acquisition Proposal or any request for non-public information relating to

CrossComm or any of its subsidiaries or for access to the properties, books or records of CrossComm or any of its subsidiaries by any person that has advised CrossComm that it may be considering making, or that has made, an Acquisition Proposal and will keep Olicom fully informed of the status and details of any such Acquisition Proposal, notice, request or any correspondence or communications related thereto and shall provide Olicom with a written summary in reasonable detail of such Acquisition Proposal, notice or request or correspondence or communications related thereto (including the identity of the offeror and the complete terms and conditions of such Acquisition Proposal).

             (d) For purposes of this Agreement, "Acquisition Proposal" means any written offer or proposal for, or any written indication of interest in, a merger or other business combination involving CrossComm or the acquisition of 25% or more of the outstanding shares of capital stock of CrossComm, or the sale or transfer of all or substantially all of the assets (excluding the sale or disposition of assets in the ordinary course of business) of CrossComm, other than the transactions contemplated by this Agreement.

             (e) Nothing in this Section 4.3 shall (x) permit CrossComm to terminate this Agreement (except as specifically provided in Section 4.3(b) or Article VII), (y) permit CrossComm to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than (i) a confidentiality agreement in the form described herein and information provided in accordance with Section 4.3(a), and (ii) as set forth in
Section 4.3(b)), or (z) affect any other obligation of CrossComm under this Agreement.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution and delivery of this Agreement, CrossComm and Olicom shall prepare and file with the Commission the Joint Proxy Statement, and Olicom shall file with the Commission a Registration Statement on Form F-4 (or such other or successor form as shall be appropriate), which complies in form with applicable Commission requirements. Olicom and CrossComm shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Each of Olicom and CrossComm will notify the other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Registration Statement or any other filing or for additional information and will supply the other with copies of all correspondence between such company or any of its representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or other filing. The Registration Statement and the other filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or any other filing, Olicom or CrossComm, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the Commission or its staff or any other government officials, and/or mailing to stockholders of Olicom and CrossComm, such amendment or supplement. The Joint Proxy Statement shall include the recommendation of the CrossComm Board and the Board of Directors of Olicom in favor of the Merger; provided, however, that the recommendation of the CrossComm Board may be withdrawn if the CrossComm Board believes in good faith that a Superior Proposal has been made or shall determine in good faith that to not withdraw such recommendation would constitute a breach of the CrossComm Board's fiduciary duty to stockholders under applicable law.

      5.2 Meetings of Stockholders.

             (a) Promptly after the date hereof, CrossComm shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the CrossComm Stockholders' Meeting as promptly as practicable after the Registration Statement is declared effective by the Commission. CrossComm shall consult with Olicom regarding the date of the CrossComm Stockholders' Meeting and use all reasonable efforts not to postpone or adjourn (other than for the absence of a quorum) the CrossComm Stockholders' Meeting without the consent of Olicom, which consent shall not be required where CrossComm determines in good faith that it is necessary to postpone or adjourn the CrossComm Stockholders' Meeting in order to comply with its fiduciary duties to stockholders under applicable law. Subject to Section 5.1, CrossComm shall use its best efforts to solicit from stockholders of CrossComm proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

             (b) Promptly after the date hereof, Olicom shall take all action necessary in accordance with the Companies Act, its Articles of Association and Rules of Procedure to convene the Olicom Stockholders' Meeting as promptly as practicable after the Registration Statement is declared effective by the Commission. Olicom shall consult with CrossComm regarding the date of the Olicom Stockholders' Meeting and use all reasonable efforts not to postpone or adjourn (other than for the absence of a quorum) the Olicom Stockholders' Meeting without the consent of CrossComm. Subject to Section 5.1, Olicom shall use its best efforts to solicit from stockholders of Olicom proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

      5.3 Access to Information; Advice of Changes.

             (a) Until the earlier of the Effective Time or the termination of this Agreement, CrossComm shall afford Olicom and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of CrossComm's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of CrossComm and its subsidiaries as Olicom may reasonably request. CrossComm agrees to provide to Olicom and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

             (b) Until such time as the Registration Statement is declared effective by the Commission or the earlier termination of this Agreement, Olicom shall afford CrossComm and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to such information concerning the business, properties and personnel of Olicom and its subsidiaries as CrossComm may reasonably request. Olicom agrees to provide to CrossComm and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

             (c) Subject to compliance with applicable law, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, each of Olicom and CrossComm shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

             (d) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

             (e) Each party hereto shall promptly advise the other parties hereto in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of such advising party contained in this Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect and (ii) any material change in such advising party's business.

      5.4 Confidentiality. The parties acknowledge that each of Olicom and CrossComm have previously executed a non-disclosure agreement dated November 27, 1996 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

      5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Olicom and CrossComm shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release with respect to the Merger or the transactions contemplated hereby or make any public filing with respect thereto without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, or in exercise of the fiduciary duties of a board of directors, or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq.

      5.6 Consents; Cooperation. Each of Olicom and CrossComm shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its reasonable efforts to obtain all necessary consents, waivers and approvals under any of the CrossComm Material Contracts or Olicom Material Contracts, as the case may be, in connection with the Merger for the assignment thereof or otherwise, except where the failure to obtain such consents under CrossComm Material Contracts or Olicom Material Contracts, as the case may be, would not have a Material Adverse Effect on CrossComm or Olicom, as the case may be. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

      5.7 Affiliate Agreements. Section 5.7 of the CrossComm Disclosure Letter sets forth those persons who may be deemed "Affiliates" of CrossComm within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). CrossComm shall provide Olicom such information and documents as Olicom shall reasonably request for purposes of reviewing such list, and shall notify CrossComm in writing with respect to any change in the identity of its Affiliates prior to the Closing Date. CrossComm shall use its best efforts to deliver or cause to be delivered to Olicom, concurrently with the execution and delivery of this Agreement (and in each case at least 30 days prior to the Effective Time) from each of the Affiliates of CrossComm, an executed Affiliate Agreement in the form attached hereto as Exhibit C. Olicom and MergerSub shall be entitled to place appropriate legends on the certificates evidencing any Olicom Common Stock to be received by such Affiliates of CrossComm pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Olicom Common Stock, consistent with the terms of such Affiliate Agreements.

      5.8 Voting Agreements.

             (a) Concurrently with the execution and delivery of this Agreement, CrossComm shall use its best efforts to cause Tadeusz Witkowicz to execute and deliver to Olicom a voting agreement substantially in the form of Exhibit D attached hereto.

             (b) Concurrently with the execution and delivery of this Agreement, Olicom shall use its best efforts to cause Lars Stig Nielsen to execute and deliver to CrossComm a voting agreement substantially in the form of Exhibit E attached hereto.

      5.9 Legal Requirements. Each of Olicom, MergerSub and CrossComm shall, and shall cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement, will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and shall take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

      5.10 Blue Sky Laws. Olicom shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Olicom Common Stock in connection with the Merger.

      5.11 Employee Benefit Plans.

             (a) As used herein, the "Option Exchange Ratio" shall equal (1) the sum of (x) $5.00, (y) the Warrant Exchange Ratio times the Warrant Unit Consideration (as defined in the immediately succeeding sentence) and (z) the Exchange Ratio times the Final Closing Price, divided by (2) the Final Closing Price. The value of a Warrant (the "Warrant Unit Consideration") shall be calculated using the Black-Scholes Formula using a volatility equal to the 52-week historical weekly volatility of Olicom Common Stock and a risk-free rate of interest equal to the yield to maturity for a United States Treasury Note with a three-year maturity, as reported by Bloomberg on its historical yield curve page, and shall be determined by and agreed upon by each of the financial advisors to Olicom and CrossComm prior to the Closing, which agreement shall not be unreasonably withheld.

             (b) At the Effective Time, the CrossComm Stock Option Plans and each outstanding option to purchase shares of CrossComm Common Stock under the CrossComm Stock Option Plans, whether vested or unvested, shall be assumed by

Olicom. Section 5.11 of the CrossComm Disclosure Letter sets forth a true and complete list as of March 14, 1997, of all holders of outstanding options under the CrossComm Stock Option Plans, including the number of shares of CrossComm capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, CrossComm shall deliver to Olicom an updated Section 5.11 of the CrossComm Disclosure Letter current as of such date. Each such option so assumed by Olicom under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the CrossComm Stock Option Plans and the documents governing the outstanding options under those plans, immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Olicom Common Stock equal to the product of the number of shares of CrossComm Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Option Exchange Ratio and rounded down to the nearest whole number of shares of Olicom Common Stock, and (ii) the per share exercise price for the shares of Olicom Common Stock issuable upon exercise of such assumed option shall be equal to the quotient determined by dividing the exercise price per share of CrossComm Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the CrossComm Option Plans and the documents governing the options outstanding under such plans and except as set forth in the CrossComm Disclosure Letter, the Merger shall not terminate any of the outstanding options under such plans or accelerate the exercisability or vesting of such options or the shares of Olicom Common Stock which will be subject to such options upon Olicom's assumption of the options in the Merger. It is the intention of the parties that any assumption of "incentive stock options" (as defined in Section 422 of the Code) ("ISOs") shall comply with Section 424 of the Code such that ISOs so assumed by Olicom shall qualify following the Effective Time as ISOs if and to the extent that such options qualified as ISOs prior to the Effective Time. As soon as reasonably practical, but in no event more than 25 days after the Effective Time, Olicom will issue to each person who, immediately prior to the Effective Time, was a holder of an outstanding option under the CrossComm Option Plans a document reasonably evidencing the foregoing assumption of such option by Olicom.

             (c) Outstanding purchase rights under the CrossComm ESPP shall be exercised or assumed, and the CrossComm ESPP shall be terminated, as follows:

             (i) If it is determined on or before June 20, 1997, that the Effective Time shall occur before July 1, 1997, the CrossComm Board shall give notice to the holders of all outstanding purchase rights under the CrossComm ESPP in accordance with clause (c) of the second paragraph of
      Section 16 of the CrossComm ESPP, and each such outstanding purchase right shall be deemed to be exercised as described in such clause. The CrossComm ESPP, and all outstanding purchase rights thereunder, shall terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the CrossComm ESPP.

             (ii) If it is determined on or before June 20, 1997, that the Effective Time shall occur on or after July 1, 1997, CrossComm shall take such actions as are necessary to cause the Offering (as defined in the CrossComm ESPP) scheduled to commence on July 1, 1997, to be postponed until the earlier of such time as is determined by the Surviving Corporation or the termination of this Agreement.

             (iii) Section 5.11(c) of the CrossComm Disclosure Letter hereto sets forth a true and complete list as of the date hereof of all holders of outstanding purchase rights under the CrossComm ESPP, including the payroll deduction amount elected by each holder and the price per share of CrossComm Stock at the beginning of the current Offering. On the Closing Date, CrossComm shall deliver to Olicom an updated Section 5.11(c) of the CrossComm Disclosure Letter current as of such date.

      5.12 Letter of Olicom's and CrossComm's Accountants.

             (a) Olicom shall use all reasonable efforts to cause to be delivered to CrossComm a Procedures Letter pursuant to SAS 76 of Olicom's independent auditors, dated the date on which the Registration Statement shall become effective and addressed to Olicom and CrossComm, in form reasonably satisfactory to CrossComm and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

             (b) CrossComm shall use all reasonable efforts to cause to be delivered to Olicom a Procedures Letter pursuant to SAS 76 of CrossComm's independent auditors, dated the date on which the Registration Statement shall become effective and addressed to Olicom and CrossComm, in form reasonably satisfactory to Olicom and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

      5.13 Directorship. In connection with the meeting of Olicom's stockholders called for the purpose of approving this Agreement and the transactions contemplated hereby, Olicom shall nominate Tadeusz Witkowicz as a director for a term of one year, and use its best efforts to secure his election as a director of Olicom.

      5.14 Form S-8. Olicom agrees to file, no later than 25 days after the Closing, a registration statement on Form S-8 covering the shares of Olicom Common Stock issuable pursuant to outstanding options under the CrossComm Option Plans assumed by Olicom. CrossComm shall cooperate with and assist Olicom in the preparation of such registration statement.

      5.15 Indemnification.

             (a) For a period of six years after the Effective Time, Olicom shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of CrossComm (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the fullest extent permitted by applicable law and to the fullest extent provided under CrossComm's Certificate of Incorporation and Bylaws or any indemnification agreement with CrossComm officers and directors to which CrossComm is a party, in each case in effect on the date hereof; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Olicom shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

             (b) After the Effective Time and until July 14, 1999, Olicom shall provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by CrossComm's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section , Olicom shall not be obligated to expend in any one year in excess of $200,000 for such coverage, and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.15, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

             (c) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as a director, officer, employee, fiduciary or agent of CrossComm occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of six years after the Effective Time (whether arising before or after the Effective Time), such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time (i) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation and Olicom (it being agreed that Hale and Dorr LLP is reasonably satisfactory), (ii) the Surviving Corporation and Olicom shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation and Olicom will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Olicom shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

             (d) The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

      5.16 Listing of Additional Shares, Warrants and Warrant Shares. Prior to the Effective Time, Olicom shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(f), and with respect to the Warrants, shall file a Nasdaq National Market Application for Initial Inclusion and shall use its best efforts to receive an approval letter from Nasdaq with respect thereto.

      5.17 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

             (a) This Agreement and the Merger shall have been approved and adopted (i) by the requisite vote of the stockholders of CrossComm (as described in

Section 2.23) under Delaware Law, and (ii) by the requisite vote of the stockholders of Olicom (as described in Section 3.22).

             (b) The Commission shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened by the Commission.

             (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or prevents or prohibits the Merger. In the event that an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

             (d) Olicom shall have received all state securities and "blue sky" permits and other such authorizations necessary to consummate the transactions contemplated hereby.

             (e) All material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity (collectively, "Authorizations and Approvals") necessary for the consummation of the transactions contemplated by this Agreement and the Certificate of Merger shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure to be filed, expired or obtained would not (i) as to Authorizations and Approvals required pursuant hereto of Olicom, in the reasonable opinion of CrossComm after consultation with Olicom, have a material adverse effect on Olicom, and (ii) as to Authorizations and Approvals required pursuant hereto of CrossComm, in the reasonable opinion of Olicom after consultation with CrossComm, have a Material Adverse Effect on CrossComm.

             (f) The filing with the Nasdaq National Market of (i) a Notification Form for Listing of Additional Shares shall have been made with respect to the shares of Olicom Common Stock issuable upon conversion of the CrossComm Common Stock in the Merger, upon the exercise of the Warrants and upon exercise of the options under the CrossComm Option Plans assumed by Olicom, and
(ii) a National Market Application for Initial Inclusion with respect to the Warrants. The Warrants shall have been approved for listing on the Nasdaq National Market upon official notification thereof.

             (g) The Commercial and Companies Agency of the Kingdom of Denmark shall have registered the issuance of the Olicom Common Stock included in the Merger Consideration to the extent required by the Companies Act and the amendment of the Articles of Association that is required to increase the share capital of Olicom.

      6.2 Additional Conditions to Obligations of CrossComm. The obligations of CrossComm to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by CrossComm:

             (a) The representations and warranties of Olicom and MergerSub contained in this Agreement shall be true and correct as of the date when made and as of the Effective Time, except to the extent that any such representation and warranty speaks as of an earlier date, with the same force and effect as if made on and as of the Effective Time, except for changes expressly contemplated by this Agreement and such inaccuracies as individually or in the aggregate that would not have a Material Adverse Effect on Olicom, and CrossComm shall have received a certificate to such effect signed on behalf of Olicom by the Managing Director and Chief Financial Officer of Olicom.

             (b) Olicom and MergerSub shall have performed or complied in all material respects with all covenants, obligations, conditions and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and, CrossComm shall have received a certificate to such effect signed by the Managing Director and Chief Financial Officer of Olicom.

             (c) There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Olicom and its subsidiaries, taken as a whole, as a consequence of (i) the occurrence of acts of God, fire, war, strikes and other similar events beyond the reasonable control of Olicom the result of which (or the reasonably likely result of which) is (or will be) the substantial impairment of the value of the business of Olicom and its subsidiaries, taken as a whole, or (ii) a material change in the political or economic environment in the Kingdom of Denmark the result of which (or the reasonably likely result of which) is (or will be) the substantial impairment of the value of the businesses of Olicom and its subsidiaries, taken as a whole.

             (d) CrossComm shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Olicom or any of its subsidiaries or otherwise, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on Olicom.

             (e) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Olicom's business following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending except where the existence of any of the foregoing items would not have a Material Adverse Effect on Olicom.

      6.3 Additional Conditions to the Obligations of Olicom and MergerSub. The obligations of Olicom and MergerSub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Olicom:

             (a) The representations and warranties of CrossComm contained in this Agreement shall be true and correct as of the date when made and as of the Effective Time, except to the extent that any such representation and warranty speaks as of an earlier date, with the same force and effect as if made on and as of the Effective Time, except for such inaccuracies as individually or in the aggregate that would not have a Material Adverse Effect on CrossComm, and Olicom and MergerSub shall have received a certificate to such effect signed on behalf of CrossComm by the President and Chief Financial Officer of CrossComm.

             (b) CrossComm shall have performed or complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Olicom and MergerSub shall have received a certificate to such effect signed by the President and Chief Financial Officer of CrossComm.

             (c) Olicom shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of CrossComm or any of its subsidiaries or otherwise, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on CrossComm.

             (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Olicom's conduct or operation of the business of CrossComm and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending, except where the existence of any of the foregoing items would not have a Material Adverse Effect on CrossComm.

             (e) There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of CrossComm and its subsidiaries, taken as a whole, as a consequence of (i) the occurrence of acts of God, fire, war, strikes and other similar events beyond the reasonable control of CrossComm the result of which (or the reasonably likely result of which) is (or will be) the substantial impairment of the value of the businesses of CrossComm and its subsidiaries, taken as a whole, to Olicom, or
(ii) a material change in the political or economic environment in Poland which (or the reasonably likely result of which) is (or will be) the substantial impairment of the value of the business of CrossComm and its subsidiaries, taken as a whole, to Olicom.

             (f) Olicom shall have received from each of the Affiliates of CrossComm an executed Affiliate Agreement in substantially the form attached hereto as Exhibit C.

             (g) CrossComm shall deliver resignations of all officers and directors of its subsidiaries.

             (h) As of the taking of the vote at the CrossComm Stockholders' Meeting with respect to the Merger, holders of no more than 15% of the issued and outstanding shares of CrossComm Common Stock shall have duly demanded and perfected, and not withdrawn or forfeited, demands for appraisal rights under Delaware Law.

             (i) In the event that the Final Closing Price is less than $12.50, CrossComm shall have received an updated written opinion of Montgomery Securities (or another nationally recognized investment banking firm selected by the CrossComm Board) that, in such advisor's opinion, as of a date at least one day prior to the CrossComm Stockholders' Meeting, the consideration to be received by the stockholders of CrossComm is fair, from a financial point of view, to the stockholders of CrossComm.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b)-(i), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of CrossComm or Olicom:

             (a) By the mutual written consent of Olicom and CrossComm;

             (b) By either Olicom or CrossComm if the Merger shall not have been consummated by August 1, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date);

             (c) By either Olicom or CrossComm if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 5.9;

             (d) By Olicom, if (i) for any reason, the CrossComm Board fails to call and hold the CrossComm Stockholders' Meeting by June 30, 1997, or (ii) at the CrossComm Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of CrossComm in favor of this Agreement and the Merger shall not have been obtained;

             (e) By CrossComm, if (i) for any reason the Board of Directors of Olicom fails to call and hold the Olicom Stockholders' Meeting by June 30, 1997, or (ii) at the Olicom Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Olicom in favor of this Agreement and the Merger shall not have been obtained;

             (f) By Olicom, if (i) the CrossComm Board shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Olicom or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing, (ii) an Alternative Transaction (as defined in Section 7.3(f)) shall have taken place or the CrossComm Board shall have recommended to the stockholders of CrossComm an Alternative Transaction, or
(iii) a tender offer or exchange offer for 25% or more of the outstanding shares of CrossComm Common Stock is commenced (other than by Olicom or an affiliate of Olicom) and the CrossComm Board recommends that the stockholders of CrossComm tender their shares in such tender or exchange offer;

             (g) By CrossComm prior to the Effective Time, if (i) the CrossComm Board receives a Superior Proposal, (ii) the CrossComm Board determines in good faith that the failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to CrossComm's stockholders under applicable law,
(iii) CrossComm has provided Olicom with at least one business day's written notice of such Superior Proposal, including a written summary thereof in reasonable detail (including the identity of the offeror and the terms of the Superior Proposal) and of the determination of the CrossComm Board, and (iv) contemporaneously with giving the notice specified in Section 7.1(g)(iii), CrossComm makes the payment specified in Section 7.3(d);

             (h) By Olicom or CrossComm, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Sections 6.1 or 6.2(a) (in the case of termination by CrossComm), or in Sections 6.1 or 6.3(a) (in the case of termination by Olicom) not to be satisfied, and (ii) shall not have been cured within five business days following receipt by the breaching party of written notice of such breach from the other party; or

             (i) By CrossComm, (i) if the Final Closing Price is less than $12.50 and Olicom fails to increase the Exchange Ratio as provided in Section 1.6(b)(x), or (ii) if the Final Closing Price is more than $20.83 and Olicom decreases the Exchange Ratio as provided in Section 1.6(b)(y).

      7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith terminate, except as provided in this Section 7.2 and in Section 9.1, and there shall be no liability or obligation on the part of Olicom, MergerSub or CrossComm or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Section 9.1 (Non-Survival at Effective Time) shall remain in full force and effect and survive any termination of this Agreement.

      7.3 Expenses and Termination Fees.

             (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Olicom and CrossComm shall share equally all fees and expenses, other than investment banking, attorneys' and accountants' fees and expenses, incurred in connection with the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

             (b) CrossComm shall reimburse Olicom for all of its reasonable, documented expenses actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable, documented fees and expenses of Olicom's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors) upon the earliest to occur of the following events:

             (i) The termination of this Agreement by Olicom pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of CrossComm at the

      CrossComm Stockholders' Meeting if, at the time of such failure, there shall have been announced an Alternative Transaction which shall not have been absolutely and unconditionally withdrawn and abandoned; or

             (ii)  The termination of this Agreement by Olicom pursuant to
      Section 7.1(f);

             (iii) The termination of this Agreement by CrossComm pursuant to
      Section 7.1(g); or

             (iv) The termination of this Agreement by Olicom pursuant to
      Section 7.1(h) after a material breach of this Agreement by CrossComm.

             (c) Olicom shall reimburse CrossComm for all of its reasonable, documented expenses actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable, documented fees and expenses of CrossComm's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors) upon the earliest to occur of the following events:

             (i)   The termination of this Agreement by CrossComm pursuant to
      Section 7.1(e); or

             (ii) The termination of this Agreement by CrossComm pursuant to
      Section 7.1(h) after a material breach of this Agreement by Olicom.

             (d) CrossComm shall pay Olicom as liquidated damages and not as a penalty or forfeiture, a termination fee of $2,360,000 upon the earliest to occur of the following events:

             (i) The termination of this Agreement by Olicom pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of CrossComm at the CrossComm Stockholders' Meeting if, at the time of such failure, there shall have been announced an Alternative Transaction which shall not have been absolutely and unconditionally withdrawn and abandoned and with respect to which the CrossComm Board shall not have recommended that the stockholders of CrossComm not vote to accept.

             (ii)  The termination of this Agreement by Olicom pursuant to
      Section 7.1(f); or

             (iii) The termination of this Agreement by CrossComm pursuant to
      Section 7.1(g).

             (e) The reasonable, documented expenses and fees, if applicable, payable pursuant to Sections 7.3(b), 7.3(c), 7.3(d)(i) or 7.3(d)(ii) shall be paid by wire transfer within three business days after the first to occur of the events described therein; provided that, in no event shall Olicom or CrossComm, as the case may be, be required to pay any expenses or termination fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses, termination fees and other payment, if applicable, was in breach of any of its material obligations under this Agreement in any manner that shall have proximately contributed to such action or failure to act on the part of the other party which gives rise to the right of termination. In the event that Olicom is required to file suit to seek all or any portion of the termination fee described in Section 7.3(d), and it is the prevailing party therein, Olicom shall be entitled to all expenses, including reasonable, documented attorneys' fees and expenses, which it incurs in enforcing its rights hereunder.

             (f) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons), other than Olicom or its affiliates (a "Third Party"), acquires more than 25% of the outstanding shares of CrossComm Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving CrossComm pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of CrossComm or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of CrossComm, and the entity surviving any merger or business combination including any of them) of CrossComm having a fair market value equal to more than 20% of the fair market value of all the assets of CrossComm immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by the execution and delivery of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to adoption of the Agreement by the stockholders of CrossComm or MergerSub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the CrossComm Common Stock, except as provided herein, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of CrossComm Common Stock or MergerSub Common Stock.

      7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                   DEFINITIONS

      8.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

      "DKK" and "kroner" refer to currency of the Kingdom of Denmark.

      Any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of executive officers and directors of such party.

      Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities.

      Any reference to a "Material Adverse Effect" with respect to any entity means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity.

      "Olicom Share Incentive Plans" means Olicom's Share Incentive Plan, Olicom's 1994 Share Incentive Plan and Olicom's 1996 Share Incentive Plan.

      "CrossComm Option Plans" means, collectively, CrossComm's Amended 1988 Incentive Stock Option Plan, CrossComm's Amended 1989 Incentive Stock Option Plan, CrossComm's 1991 Incentive Stock Option Plan, as amended, CrossComm's 1992 Stock Option Plan, as amended, CrossComm's 1992 Directors Option Plan, as amended, and CrossComm's 1994 Stock Option Plan, as amended, and CrossComm's 1996 Stock Option Plan, as amended.

      "Subsidiary" (and the correlative term "subsidiaries") shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X, as promulgated by the Commission.

      "USD," "dollars" and "$" refer to currency of the United States of America.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.7 (Affiliate Agreements), 5.11 (Employee Benefit Plans),
5.13 (Directorship), 5.14 (Form S-8), 5.15 (Indemnification), 5.17 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this Article IX shall survive the Effective Time.

      9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by nationally recognized overnight delivery service, or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

      If to Olicom or MergerSub, to:

             Olicom A/S
             Nybrovej 114
             DK-2800 Lyngby
             Attn: Managing Director
             Facsimile No.:  +45 45 27 0129
             Telephone No.:  +45 45 27 0000

             with a copy to:

                   Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                   2200 Ross Avenue, Suite 900
                   Dallas, Texas 75201
                   Attn: Lawrence D. Ginsburg, Esq.
                   Facsimile No.:   (214) 220-4899
                   Telephone No.:   (214) 220-4438

      If to CrossComm, to:

             CrossComm Corporation
             450 Donald Lynch Boulevard
             Marlborough, Massachusetts  01752
             Attn:  President
             Facsimile No.:  (508) 229-5526
             Telephone No.:  (508) 481-4060
             with a copy to:

                   Hale and Dorr LLP
                   60 State Street
                   Boston, Massachusetts 02109
                   Attn:  Philip P. Rossetti, Esq.
                         Richard N. Kimball, Esq.
                   Facsimile No.:  (617) 526-5000
                   Telephone No.:  (617) 526-6000

Notices by personal delivery or via nationally recognized overnight delivery service shall be effective on receipt. Telecopied notices shall be effective on the date of receipt if received by 5:00 p.m. local time where received, and on the next business day if received thereafter.

      9.3 Interpretation. When a reference is made in this Agreement to Exhibits or Disclosure Letters, such reference shall be to an Exhibit or Disclosure Letter to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the CrossComm Disclosure Letter and the Olicom Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms); (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c), (e), (f) and (h), 1.7-1.9, and 5.11-5.16; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

      9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

      9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law); provided, however, that matters affecting the validity of corporate action taken by Olicom shall be governed by the laws of the Kingdom of Denmark. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

      9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.




           [the remainder of this page is intentionally left blank]

      IN WITNESS WHEREOF, CrossComm, Olicom and MergerSub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.


                                    CROSSCOMM CORPORATION



                                    By: /s/ T. Witkowicz
                                       ---------------------------------------
                                    Its: Chairman
                                       ---------------------------------------



                                    OLICOM A/S

                                    By: /s/ Lars Stig Nielsen
                                       ---------------------------------------
                                    Its: Managing Director
                                       ---------------------------------------

                                    By: /s/ Jan Bech
                                       ---------------------------------------
                                    Its: Chairman of the Board
                                       ---------------------------------------



                                    PW ACQUISITION CORPORATION


                                    By: /s/ Lars Stig Nielsen
                                       ---------------------------------------
                                    Its: Managing Director
                                       ---------------------------------------

                                    EXHIBIT A

                              CERTIFICATE OF MERGER
                                     MERGING
                           PW ACQUISITION CORPORATION
                                  WITH AND INTO
                              CROSSCOMM CORPORATION

                       -----------------------------------

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

                       -----------------------------------

      PW Acquisition Corporation, a Delaware corporation ("MergerSub") and CrossComm Corporation, a Delaware corporation ("CrossComm"), DO HEREBY CERTIFY AS FOLLOWS:

      FIRST: That MergerSub was incorporated on February __, 1997, pursuant to the Delaware General Corporation Law, as amended (the "Delaware Law"), and that CrossComm was incorporated on April __, 1987, pursuant to the Delaware Law.

      SECOND: That an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of March 20, 1997, among Olicom, a corporation organized under the laws of the Kingdom of Denmark, MergerSub and CrossComm, setting forth the terms and conditions of the merger of MergerSub with and into CrossComm (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with subsection (c) of
Section 251 of the Delaware Law.

      THIRD: That the name of the surviving corporation of the merger (the "Surviving Corporation") shall be CrossComm Corporation.

      FOURTH: That the Certificate of Incorporation of MergerSub, pursuant to
Article I of the Reorganization Agreement, shall be the Certificate of Incorporation of the Surviving Corporation and be amended to read in its entirety as follows:

                                    ARTICLE I

      The name of the corporation is CrossComm Corporation.

      FIFTH: That an executed copy of the Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

            CrossComm Corporation
            450 Donald Lynch Boulevard
            Marlborough, Massachusetts  01752

      SIXTH: That a copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

      SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

      IN WITNESS WHEREOF, each of MergerSub and CrossComm has caused this Certificate of Merger to be executed in its corporate name this ___ day of ___, 1997.

                                          PW ACQUISITION CORPORATION


                                          By: ________________________________
                                              _________________ , President

ATTEST:


___________________________
Secretary


                                          CROSSCOMM CORPORATION


                                          By: ________________________________
                                              _________________ , President

ATTEST:


___________________________
________________ , Secretary

                                    EXHIBIT B
                                                           _____________________
                                                           No. of Warrant Shares

                           FORM OF WARRANT CERTIFICATE

                                    NO. W-__

                          VOID AFTER ___________, 2000

                               WARRANT CERTIFICATE
                          FOR PURCHASE OF COMMON SHARES

                                   OLICOM A/S


      This certifies that FOR VALUE RECEIVED, _______________ is the registered holder (the "Registered Holder") of the number of Warrants (the "Warrants") specified above. This Warrant entitles the Registered Holder, but only subject to the terms and conditions set forth herein and in the Warrant Agreement (as hereinafter defined), to purchase the number of fully paid and nonassessable shares (each a "Warrant Share") of Common Stock, par value DKK 0.25 per share (the "Common Stock"), of Olicom A/S, a corporation organized under the laws of the Kingdom of Denmark (the "Company"), indicated above at any time after issuance through the Expiration Date (as hereinafter defined), upon presentation and surrender of this Warrant Certificate and the form on the reverse hereof duly executed at the principal office of American Stock Transfer & Trust Company, as warrant agent, or its successor (the "Warrant Agent"), accompanied by payment of $19.74 per share of Common Stock (the "Exercise Price") to be purchased hereunder in lawful money of the United States of America by money order or certified or official bank check made payable to the Company.

      This Warrant Certificate and each Warrant represented hereby are issued pursuant to, and are subject in all respects to the terms and conditions set forth in, the Warrant Agreement, dated ______________, 1997 (the "Warrant Agreement"), by and between the Company and the Warrant Agent.

      Prior to the Expiration Date, upon the occurrence of certain events provided for in the Warrant Agreement, the Exercise Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

      Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock shall be issued. In the case of the exercise of less than all of the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates, which the Warrant Agent shall countersign, for the balance of such Warrants.

      The "Expiration Date" shall mean ______________, 2000, or such earlier date as all of the Warrants shall be exercised or redeemed. No Warrant may be exercised after the 5:00 p.m., Central time, on the Expiration Date, and all rights of the registered holders of the Warrants shall cease after 5:00 p.m., Central time, on the Expiration Date.

      This Warrant Certificate is exchangeable upon surrender hereof by the Registered Holder at the principal office of the Warrant Agent in New York, New York, or the principal office of the Company in greater Copenhagen, Denmark, for another Warrant Certificate or Warrant Certificates of like tenor and representing in the aggregate the number of Warrants evidenced by the Warrant Certificate or Warrant Certificates so surrendered.

      Prior to due presentment for registration or transfer of this Warrant Certificate, the Company and the Warrant Agent shall deem and treat the Registered Holder hereof as the absolute owner of Warrants (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes, and no transfer or exchange will be effective unless made in accordance with Sections [10 and 11] of the Warrant Agreement, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

      This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

      This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

      IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its duly authorized officers and has caused its corporate seal to be affixed hereunto.

Dated: __________________, 1997
                                    OLICOM A/S

                                    By:_______________________________________
                                    Its: _____________________________________


                                    By:________________________________________
                                    Its:_______________________________________

COUNTERSIGNED:

AMERICAN STOCK TRANSFER &
  TRUST COMPANY, as warrant agent


By:_________________________________

Name: _____________________________
      Authorized Office


      FORM TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
EXERCISE WARRANTS

      The undersigned Registered Holder hereby irrevocably elects to exercise Warrants represented by this Warrant Certificate, and to purchase the securities issuable upon the exercise of such Warrants, and requests that certificates for such securities shall be issued in the name of

           PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

                            ________________________

and be delivered to

_______________________________________

_______________________________________

_______________________________________

_______________________________________

(PLEASE PRINT OR TYPE NAME AND ADDRESS)



and if such number of exercised Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to the Registered Holder at the address stated below.

      The undersigned represents that the exercise of the Warrants evidenced hereby was solicited by a member of the National Association of Securities Dealers, Inc., if not solicited by an NASD member, please write "unsolicited" in the space below.


                              ______________________________________________
                              (Name of NASD Member)

Dated: ___________________    X ________________________________________
                              (Signature of Registered Holder)


                              _______________________________________________

                              _______________________________________________

                              _______________________________________________
                              (Please print or type name and address of registered holder)

                              Signature Guarantee Stamp Required Here if
                              Securities are to be Delivered to a Person Other Than Registered Holder

                                   ASSIGNMENT
                     TO BE EXECUTED BY THE REGISTERED HOLDER
                           IN ORDER TO ASSIGN WARRANTS


FOR VALUE RECEIVED, ________________________ hereby sells, assigns and transfers unto ________________________________________________________


                     PLEASE INSERT SOCIAL SECURITY OR OTHER
                        IDENTIFYING NUMBER OF TRANSFEREE

                         ____________________________



(Please print or type name and address)

      _______________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints
___________________________, Attorney, to transfer the Warrant Certificate on the books of the Company, with full power of substitution in the premises.


Dated:                        X_____________________________________
                               (Signature of Registered Holder)


                                Signature Guarantee Stamp Required Here



THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND ALL REQUIRED SIGNATURE GUARANTEES MUST BE PROVIDED BY A MEMBER OF THE MEDALLION STAMP PROGRAM.

                                    EXHIBIT C


                         CROSSCOMM AFFILIATE'S AGREEMENT

                                    EXHIBIT D


                    VOTING AGREEMENT -- CROSSCOMM AFFILIATES

                                    EXHIBIT E


                      VOTING AGREEMENT -- OLICOM AFFILIATES